Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 April 11, 2011

More Choices, More Flexibility: Credit Suisse Merger Arbitrage ETNs

With the freedom to buy and sell on an exchange, Credit Suisse Merger Arbitrage ETNs are the only suite of publicly-listed products to offer both direct and leveraged exposure to the merger arbitrage strategy – and because holdings are disclosed on a daily basis, you always know what you hold.*

Benefits of Credit Suisse Merger Arbitrage ETNs:

  Real Time Pricing
  Portfolio Transparency
  No Manager Risk
  Exchange Traded (NYSE Arca)

For more information on our suite of Merger Arbitrage ETN offerings, please visit www.credit-suisse.com/notes.

Credit Suisse Merger Arbitrage ETNs

  CSMA: Credit Suisse Merger
  Arbitrage Liquid Index (Net) ETN

  CSMB: 2x Monthly Leveraged
  Credit Suisse Merger Arbitrage Liquid
  Index (Net) ETN

*CSMA and CSMB index components are published daily (on a delayed basis) on www.credit-suisse.com/ notes.

Selected Investment Considerations

An investment in the ETNs involves risks, including the possible loss of part or all of your investment. The selected risk factors herein are not intended as a complete description of all risks associated with the ETNs. For further information regarding risks, please see the section entitled "Risk Factors" in the applicable pricing supplement. The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the relevant underlying index; you seek a guaranteed return of principal; you believe the level of the relevant underlying index will decrease or will not increase by an amount sufficient to offset the applicable fees, including any fees associated with leveraged exposure, if applicable; you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; you seek current income from your investment. Furthermore, if your investment in the ETNs reflects a leveraged exposure to the performance of the relevant underlying index, such ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in such index and seeking such leveraged investment results. Although the ETNs are each listed on the NYSE ARCA, a trading market may not continue for the term of the ETNs; we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system. In addition, although the return on the ETNs will be linked to the performance of the relevant underlying index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including the prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009 to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on the SEC website at:

CSMA ETN: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm

CSMB ETN: http://www.sec.gov/Archives/edgar/data/1053092/000095010311000934/dp21559_424b2-ent4.htm

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Investment banking services in the United States are provided by Credit Suisse Securities (USA) LLC, an affiliate of Credit Suisse Group.

Copyright 2011, Credit Suisse Group AG and/or its affiliates. All rights reserved.